EXHIBIT 3.1

A. M. CASTLE & CO.
ARTICLES OF AMENDMENT AND RESTATEMENT
THIS IS TO CERTIFY THAT:
I.    A. M. Castle & Co., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.
II.    The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
FIRST:    The name of the corporation (the “Corporation”) is A. M. Castle & Co.
SECOND:    The Corporation’s principal office in the State of Maryland is located at c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the Corporation’s resident agent are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.
THIRD:    The Corporation is formed to carry on any lawful business.
FOURTH:    Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board” or “Board of Directors”) at a meeting duly called and held on July 23, 2009, the Corporation elects to be subject to Section 3-805 of the MGCL.
FIFTH:    The total number of shares of stock which the Corporation shall have authority to issue is 200,000,000, consisting of 200,000,000 shares of common stock, $.01 par value per share (“Common Stock”). The aggregate par value of all authorized shares of all classes of stock having par value is $2,000,000. Notwithstanding anything to the contrary set forth in this Article FIFTH, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation shall not issue any non-voting equity securities; provided, however, that this provision shall (i) have no force and effect beyond that required by Section 1123(a)(6) of the Bankruptcy Code, (ii) be effective only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (iii) not apply to the issuance of any options or warrants to purchase stock of the Corporation or any other equity securities authorized by the Board to be issued under the Corporation’s management equity incentive plan or any other employee compensation plan or arrangement of the Corporation.
(a)    Upon the filing with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland of these Articles of Amendment and Restatement, all shares of Common Stock and preferred stock, $.01 par value per share, of the Corporation issued and outstanding immediately prior to the time when these Articles of

Amendment and Restatement become effective are hereby automatically cancelled and extinguished.
(b)    Subject to the rights of holders of any class or series of preferred stock established pursuant to paragraph (c) of this Article FIFTH, each share of Common Stock shall entitle the holder thereof to one vote on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Board of Directors in accordance with the MGCL and to all rights of a stockholder pursuant to the MGCL. The Common Stock shall have no preferences, conversion or exchange rights.
(c)    The Board of Directors shall have the power from time to time to classify or reclassify, in one or more classes or series, any unissued shares of stock by setting or changing the number of shares constituting such class or series and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares and, if so classified or reclassified, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the MGCL. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article FIFTH, the number of authorized shares of the former class shall be automatically decreased and the number of authorized shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of authorized shares of stock set forth in the first sentence of this Article FIFTH.
(d)    The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws of the Corporation (the “Bylaws”) or the Stockholders Agreement (as defined below).
(e)    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to paragraph (c) of this Article FIFTH or as may otherwise be provided by the Stockholders Agreement or another contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination.

(f)    Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL, in each case as set forth in the Bylaws.
SIXTH:    The Corporation shall have such number of directors as is determined pursuant to the Bylaws. However, the number of directors shall never be less than the minimum number required by the MGCL. Subject to the Stockholders Agreement and the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors elected by holders of shares of such class or series of preferred stock, (a) any director designated by a Designating Stockholder (as defined in the Stockholders Agreement) may be removed from office at any time by the affirmative vote of holders of shares of Common Stock entitled to cast a majority of all the votes entitled to be cast generally in the election of directors, with or without cause, and (b) any other director may be removed from office at any time by the affirmative vote of holders of shares of Common Stock entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors, with or without cause.
SEVENTH:    Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by (a) a majority of the Board of Directors and the affirmative vote of the proportion of holders of shares required by statute or (b) the unanimous vote of the Board of Directors and the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
EIGHTH:    The Corporation reserves the right to make any amendment to the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding shares of stock, and all rights conferred upon stockholders in the charter are granted subject to this reservation. Notwithstanding any provision of law requiring or permitting such action to be taken or approved by the affirmative votes of the holders of shares of stock entitled to cast a greater number of votes, any amendment to the charter may be approved by (a) a majority of the Board of Directors and the affirmative vote of the proportion of holders of shares required by statute or (b) the unanimous vote of the Board of Directors and the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. In addition, a majority of the Board of Directors may amend the charter, without stockholder approval, in order to change the name of the Corporation or to change the name or other designation or the par value of any class or series of stock of the Corporation and the aggregate par value of the stock of the Corporation.
NINTH:    The rights of all stockholders and the terms of all shares of stock of the Corporation are subject to the provisions of the charter, the Bylaws and the Stockholders Agreement, dated as of August 31, 2017, by and among the Corporation and the stockholders signatory thereto, as the same may be amended or supplemented from time to time (the “Stockholders Agreement”). The provisions of the Stockholders Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the charter or Bylaws.

TENTH:    The provisions of Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not be applicable to any acquisition by any person of shares of stock of the Corporation.
ELEVENTH:    To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor the repeal of this Article, nor the adoption or amendment of any other provision of the Corporation’s charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The provisions of this Article shall not be deemed to limit or preclude indemnification, to the extent permitted by Maryland law, of a director or officer by the Corporation for any liability as a director or officer which has not been eliminated by the provisions of this Article.
TWELFTH:    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is an authorized representative of the Corporation, and who was or is a party, or is threatened to be made a party to, or witness in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person was or is an authorized representative of the Corporation, against all liability and loss suffered and all expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in this Article TWELFTH, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board. For purposes of this Article TWELFTH, “authorized representative” means (i) any and all present and former directors of the Corporation, (ii) the Corporation’s present and former Chief Executive Officer, President, Chief Financial Officer, General Counsel, Treasurer, Secretary, Division Presidents and Executive Vice Presidents and any and all other executive officers of the Corporation who are elected by the Board and (iii) any person designated as an authorized representative by the Board (which may, but need not, include any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise).
(a)    To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of (i) a written affirmation by the Covered Person of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met and (ii) a written undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article TWELFTH or otherwise.

(b)    If a claim for indemnification or advancement of expenses under this Article TWELFTH is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
(c)    The rights conferred on any Covered Person by this Article TWELFTH shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under the charter, the Bylaws or any statute, agreement, insurance, vote of stockholders or disinterested directors or otherwise.
(d)    The Corporation (i) shall be the indemnitor of first resort with respect to indemnification required under this Article TWELFTH (i.e., its obligation to a Covered Person is primary and any obligation of any other person and/or insurance provider other than the Corporation (a “Secondary Indemnitor”) to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Person are secondary), (ii) shall be required to advance the full amount of expenses contemplated by Article TWELFTH that are incurred by a Covered Person and shall be liable for the full amount of all such expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the charter, the Bylaws or any agreement between the Corporation and such Covered Person, and (iii) shall, to the extent a Covered Person has received any payment of amounts otherwise indemnifiable hereunder from any Secondary Indemnitor, upon request by such Covered Person, reimburse such amounts to such Secondary Indemnitor.
(e)    Any amendment or repeal of the foregoing provisions of this Article TWELFTH shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
(f)    This Article TWELFTH shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
(g)    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article TWELFTH.
THIRTEENTH:    Pursuant to Section 3-802(b)(3) of the MGCL, the Corporation, by a resolution of its Board of Directors duly adopted at a meeting duly called and held, elected to no longer be subject to Section 3-803 and Section 3-804(a) of the MGCL. In accordance with Section 3-802(c) of the MGCL, the Corporation is prohibited from electing to be subject to the provisions of Section 3-803 of the MGCL, unless such election is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.
III.    The foregoing amendment and restatement of the charter of the Corporation was carried out pursuant to Section 3-301 of the Maryland General Corporation Law. The amendment and restatement of the charter of the Corporation was (i) approved by the Board of Directors on August 31, 2017, and (ii) carried out pursuant to that certain Debtors’ Amended Prepackaged Joint Chapter 11 Plan of Reorganization, dated July 25, 2017, and confirmed by order of the United States Bankruptcy Court for the District of Delaware and entered on August 2, 2017 in the Chapter 11 reorganization proceedings of the Corporation pending as In re Keystone Tube Company, LLC., et al. (Case No. 17-11330).
IV.    The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 69,988,000, consisting of 60,000,000 shares of common stock, $.01 par value per share, and 9,988,000 shares of series preferred stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $699,880.
V.    The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 200,000,000, consisting of 200,000,000 shares of common stock, $.01 par value per share. The aggregate par value of all shares of stock having par value is $2,000,000.
VI.    The current address of the principal office of the Corporation and the name and address of the Corporation’s current resident agent are as set forth in Article SECOND of the foregoing amendment and restatement of the charter.
VII.    The number of directors of the Corporation is currently five, and the names of the current directors are Jonathan B. Mellin, Steven W. Scheinkman, Jonathan Segal, Jacob Mercer and Jeffrey A. Brodsky.
VIII.    The undersigned acknowledges these Articles of Amendment and Restatement to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 31st day of August, 2017.

ATTEST:		A. M. CASTLE & CO.

By:	/s/ Marec E. Edgar	By:	/s/ Steven W. Scheinkman
	Marec E. Edgar		Steven W. Scheinkman
	Secretary		President and Chief Executive Officer

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